Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Announces Refinancing of Debt through Exchange Offer

Offer to Exchange up to $500 Million Principal Amount of its 5.400% Notes Due 2011

ENGLEWOOD, CO – March 2, 2010 – The Western Union Company (NYSE:WU) (the “company”) announced today that it has commenced an exchange offer to refinance a portion of the company’s outstanding debt securities. The exchange offer will expire at 12:00 midnight, New York City time, on March 29, 2010, unless extended. The company is offering to exchange up to $500 million aggregate principal amount of its 5.400% notes due 2011 (the “old notes”) for a new series of notes due April 1, 2020 (the “new notes”). The coupon on the new notes is expected to be determined on March 25, 2010, and will be calculated by adding the yield of the 10-year Treasury and 1.35%.

Consummation of the exchange offer is conditioned on, among other things, at least $250 million aggregate principal amount of the old notes being validly tendered for exchange and not validly withdrawn. If more than $500 million of old notes are validly tendered and not validly withdrawn, the company will only accept for exchange old notes in an aggregate principal amount up to $500 million on a pro rata basis among the tendering holders.

The total exchange price for the old notes is based on a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on the second business day prior to the expiration of the exchange offer, which is expected to be March 25, 2010. The total exchange price will include an early participation payment payable only to holders of old notes that validly tender, and do not validly withdraw, their old notes prior to 5:00 p.m.,

New York City time, on March 15, 2010 (such time and date, the “withdrawal date”), and whose old notes are accepted for exchange. Old notes tendered before the withdrawal date may be withdrawn at any time prior to the withdrawal date. Old notes tendered on or after the withdrawal date may not be withdrawn, unless required by law.

The exchange offer is only made, and copies of the exchange offer documents will only be made available to, holders of old notes who have certified to the company in an eligibility letter as to certain matters, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act (collectively, “qualified holders”). Copies of the eligibility letter are available to qualified holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774. A confidential offering memorandum, dated today, will be distributed to qualified holders.

Subject to applicable law, the company may amend, modify or waive the terms of the exchange offer or terminate the exchange offer.

The new notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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